UNANIMOUS WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS
OF
CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC.

The undersigned, being all the members of the Board of Directors of CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, hereby consent to and adopt the following resolutions as and for the action of the Board of Directors of the Fund pursuant to Section 2-408 of the Maryland General Corporation Law:
RESOLVED, that Article I, Section 7 of the Bylaws of the
Fund be and hereby is amended to read as follows:
The presence in person or by proxy of the holders of record of one-third of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the Stockholders except as otherwise provided by statute, by the Articles of Incorporation or by these Bylaws. If, however, such quorum shall not be present or represented at any meeting of the Stockholders, the holders of a majority of the stock present in person or by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, to a date not more than 120 days after the original record date, until the requisite amount of stock entitled to vote at such meeting shall be present. At such adjourned meeting at which the requisite amount of stock entitled to vote thereat shall be represented any business may be transacted which might have been transacted at the meeting as originally notified.

IN WITNESS WHEREOF, the undersigned have signed this Unanimous Written Consent as of this 6th day of June, 2000 and direct that it be filed with the minutes of proceedings of the Board of Directors.

/s/ Enrique R. Arzac
							Dr. Enrique R. Arzac

/s/ Lawrence J. Fox
							Lawrence J. Fox

/s/ James S. Pasman, Jr.
							James S. Pasman, Jr.

/s/ William W. Priest, Jr.
							William W. Priest, Jr.